Exhibit 99.2

Overseas Shipholding Group Announces $0.08 Dividend on its Common Stock

New York, NY – March 1, 2016 – Overseas Shipholding Group, Inc. (NYSE MKT:OSG, OSGB) (the “Company” or “OSG”) announced today that on February 29, 2016 its Board of Directors declared a cash dividend of $0.08 per share on the Class A and Class B common stock.

On March 25, 2016, all shareholders of record of OSG’s Class A common stock and Class B common stock as of 5:00 p.m. E.S.T. on March 18, 2016, the record date of the dividend (the “record date”), will receive a dividend of $0.08 for each share of Class A common stock and Class B common stock held by them as of the record date.

“We are very pleased to announce this return of capital to our stockholders,” said Captain Ian T. Blackley, OSG’s president and CEO. “This is the first cash dividend the Company has paid since the third quarter of 2011, and we believe the payment of this dividend marks another important milestone in our efforts to deliver value for our shareholders.”

In addition, in accordance with the terms of the outstanding warrants for OSG’s Class A and Class B common stock, those warrants will be automatically adjusted pursuant to their terms to reflect the payment of the dividend. Holders of warrants do not need to take any action at this time.

About OSG

Overseas Shipholding Group, Inc. (NYSE MKT:OSG, OSGB) is a publicly traded tanker company providing energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets. OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the Company’s plans to issue dividends and make payments to securityholders, its prospects, including statements regarding trends in the tanker and articulated tug/barge markets, and including prospects for certain strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Company’s Annual Report for 2015 on Form 10-K under the caption “Risk Factors” and in similar sections of other filings made by the Company with the SEC from time to time. The declaration and timing of future dividends, if any, will be at the discretion of the Company’s Board of Directors and will depend upon, among other things, the Company’s future operations and earnings, capital requirements, general financial condition, contractual restrictions, restrictions imposed by applicable law or regulation, and such other factors as the Board may deem relevant. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

Brian Tanner, Overseas Shipholding Group, Inc.

(212) 578-1645

btanner@osg.com

1